As filed with the Securities and Exchange Commission on June 5, 2008

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

RESTORATION HARDWARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	68-0140361
(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

15 KOCH ROAD, SUITE J, CORTE MADERA, CALIFORNIA	94925
(Address of Principal Executive Offices)	(Zip Code)

RESTORATION HARDWARE, INC. 2007 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Chris Newman

Chief Financial Officer

15 Koch Road, Suite J

Corte Madera, California 94925

(Name and Address of Agent for Service)

(415) 924-1005

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Gavin B. Grover, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105-2482

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.0001 par value	2,400,000	$3.96(2)	$9,504,000(2)	$374
TOTAL:	2,400,000			$374

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Restoration Hardware, Inc. 2007 Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of Restoration Hardware, Inc. common stock reported on the Nasdaq Global Market on May 30, 2008.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II below), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by us with the SEC are hereby incorporated by reference in this registration statement:

(a) Our annual report on Form 10-K for the fiscal year ended February 2, 2008, including our audited consolidated financial statements for the fiscal year ended February 2, 2008;

(b) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above; and

(c) The description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on May 14, 1998, as amended on June 3, 1998, and any subsequent amendment or report filed for the purposes of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document which is incorporated by reference in this registration statement will be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference in this registration statement or in any document that we file after the date of this registration statement that also is incorporated by reference in this registration statement modifies or supersedes the prior statement. Any modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Subject to the foregoing, all information appearing in this registration statement is qualified in its entirety by the information appearing in the documents incorporated by reference in this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the issuance of the common stock offered hereby will be passed upon by Morrison & Foerster LLP, San Francisco, California. Entities controlled by lawyers at Morrison & Foerster LLP and certain lawyers at Morrison & Foerster LLP, among others, owned, as of June 4, 2007, an aggregate of approximately 72,635 shares of our common stock.

Item 6.	Indemnification of Directors and Officers.

The Second Amended and Restated Certificate of Incorporation of Restoration Hardware, Inc., as amended, authorizes Restoration Hardware, Inc. to limit or eliminate the liability of the company’s directors to the company or its stockholders for monetary damage to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). As permitted by the DGCL, the Second Amended and Restated Certificate of Incorporation, as amended, provides that the directors of Restoration Hardware, Inc. will not be personally liable to the company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Section 174 of the DGCL and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

Under Section 145 of the DGCL, Restoration Hardware, Inc. has broad discretion to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Second Amended and Restated Certificate of Incorporation of Restoration Hardware, Inc., as amended, provides that the company may indemnify directors, officers, employees and agents in excess of the indemnification and advancement of expenses permitted by Section 145 of the DGCL, subject to limits under Delaware law with respect to actions for breach of duty to the company, its stockholders and others. The company will indemnify any person who is made a party or threatened to be made a party or is in any way involved in any action, suit or proceeding by reason of being a director or officer of the company or a direct or indirect subsidiary of the company, or is or was serving at the request of the company as a director or officer of another entity or enterprise, and will also advance expenses, to the fullest extent permitted by the DGCL. The company’s Amended and Restated Bylaws contain similar provisions for indemnification of directors made, or threatened to be made, a party to an action or proceeding by reason of being a director of the company or, at the request of the company, a director or officer of another company. The company will pay all expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of being a director before final disposition of the action, suit or proceeding once the director or someone acting on such director’s behalf undertakes to repay such amount if it is ultimately determined that the director is not entitled to indemnification by the company. The Amended and Restated Bylaws further provide that the board of directors has discretion to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of being an officer or employee of the company. The company currently has directors’ and officers’ liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts. In addition to the indemnification provided for in the company’s Second Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, the company has also entered into agreements with certain of its directors and officers to indemnify such directors and officers, respectively, against any expenses, fees, judgments and settlement amounts actually and reasonably incurred by that person in connection with any threatened or pending action, suit or proceeding to which that person is or is threatened to be made a party by reason of that person being a director, officer, employee or agent of the company or any subsidiary of the company or of serving at the request of the company as a director, officer, employee or agent of another corporation or enterprise.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Corte Madera, state of California, on June 5, 2008.

RESTORATION HARDWARE, INC.

By:	/s/ Gary G. Friedman
Gary G. Friedman President, Chief Executive Officer and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary G. Friedman and Chris Newman, or each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Gary G. Friedman Gary G. Friedman	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 5, 2008

/s/ Chris Newman Chris Newman	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	June 5, 2008

/s/ Robert E. Camp Robert E. Camp	Director	June 5, 2008

/s/ Robert C. Hamer III Robert C. Hamer III	Director	June 5, 2008

/s/ Raymond C. Hemmig Raymond C. Hemmig	Director	June 5, 2008

/s/ Glenn J. Krevlin Glenn J. Krevlin	Director	June 5, 2008

/s/ M. Ann Rhoades M. Ann Rhoades	Director	June 5, 2008

/s/ T. Michael Young T. Michael Young	Director	June 5, 2008

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (see Signature Page).